UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 22, 2012
Date of Report (Date of earliest event reported)

WSFS Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(SEC Commission File Number)	(IRS Employer Identification Number)

500 Delaware Avenue, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (302) 792-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (“Board”) of WSFS Financial Corporation (the “Registrant”) approved a reduction in the number of its members of the Board at its meeting on March 22, 2012  from 14 directors to 11 directors.  The reduction will be effective as of the date of the Annual Meeting of Stockholders to be held on April 26, 2012.  Three current members of the Board of Directors will be retiring as of that date.

In the second half of the last decade the Registrant undertook a thoughtful, generational change in the executive leadership of WSFS Bank, its wholly-owned subsidiary.  Around the same time, the Registrant’s Board began a similar process of addressing the changing needs and advancing experience of the Board with the desire to regenerate the Board for the future.  That Board regeneration process has proceeded since then, with six Directors stepping down since 2005 and seven new Directors being added during that same time.

In 2011, the Board accelerated the discussions of its needs for the next generation, and included the topic of our optimal number of Directors.  It concluded that smaller boards (while still of ample size and diversity) are generally more effective.  The Board also concluded that a smaller Board fits with a key strategic advantage of the Registrant, namely, faster, and more entrepreneurial decision-making.  Finally, a smaller Board may also set the organizational tone for a lower internal cost structure in an economy and industry that are currently challenged by lower revenues and increasing regulatory costs.

To that end, in 2012 the Board decided that it would reduce its size from the current 14 members to a range of 10 to 12 members.  As a result, at the March 22, 2012 meeting of the Board, three current Directors agreed to retire from the Board in April 2012, and the Board will reduce its size to 11 members following such retirements.  Mr. Thomas Preston, Mr. Scott Reed and Dr. Claibourne Smith will each retire at the conclusion of the Annual Meeting of Stockholders scheduled for April 26, 2012.  The Board expressed its gratitude to these retiring directors  for their many years of dedicated and valuable service to the Registrant and WSFS Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

WSFS FINANCIAL CORPORATION

Date:	March 22, 2012	By:	/s/ Stephen A. Fowle
Stephen A. Fowle
Executive Vice President and
Chief Financial Officer